EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Fourth Quarter and Full-Year Earnings for Fiscal 2024:
•	Net Interest Income increased $3.4 million, or 3.8%, to $91.8 million for the year ended December 31, 2024, from $88.4 million for the year ended December 31, 2023
•	Net Interest Margin grew 5 basis points to 3.83% for the year ended December 31, 2024, from 3.78% for the year ended December 31, 2023
•	Total Loans grew $68.7 million, or 3.9%, to $1.8 billion at December 31, 2024 as compared to $1.7 billion at December 31, 2023.
•	Total Deposits rose $114.6 million, or 5.6%, to $2.2 billion at December 31, 2024, from $2.0 billion at year-end 2023
•	Book value per share increased $1.72, or 11.8%, to $16.35 at December 31, 2024, from $14.63 at December 31, 2023
•	Trust and investment advisory income rose $470 thousand, or 16.7%, to $3.3 million for Q4 2024, as compared to $2.8 million for Q4 2023

MIDDLETOWN, N.Y., February 5, 2024 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $7.2 million, or $0.63 per basic and diluted share, for the three months ended December 31, 2024.  This compares with net income of $8.1 million, or $0.72 per basic and diluted share, for the three months ended December 31, 2023.  The decrease in earnings per share, basic and diluted, was due primarily to an increase in non-interest expense offset by increases in net interest income and non-interest income during the current period.  For the twelve months ended December 31, 2024, net income was $27.9 million, or $2.47 per basic and diluted share, as compared to $29.5 million, or $2.62 per basic and diluted share, for the twelve months ended December 31, 2023.
Book value per share rose $1.72, or 11.8%, from $14.63 at December 31, 2023 to $16.35 at December 31, 2024. Tangible book value per share increased $1.74, or 12.4%, from $14.06 at December 31, 2023 to $15.80 at December 31, 2024 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were driven primarily by earnings during the twelve months ended December 31, 2024, offset by an increase in accumulated other comprehensive income (loss) associated with unrealized losses within the investment securities portfolio.
“Orange Bank closed out 2024 with another solid quarter,” said Company President and CEO Michael Gilfeather.  “Earnings of $7.2 million for the three months ended December 31, 2024 increased our full year total to $27.9 million.  Though below our record $29.5 million in earnings the prior year, I am pleased by the results given challenges in the current interest rate environment and significant charges related to a non-performing participation loan. Additionally, given our historically conservative approach to credit quality, we have taken provisions to adequately reserve for charges associated with the previously disclosed participation loan.

The economic environment in our region remains strong, enabling us to expand and improve the quality of our loan portfolio. For the year just ended, total loans grew nearly $70 million, or 4%, to $1.8 billion.
Deposit growth was also robust during 2024, with deposits increasing $114.6 million, or 5.6%, to $2.2 billion at December 31, 2024. Even more impressive is the fact the majority of these new deposits were sourced internally as the result of a very targeted and strategic initiative.
Low cost deposits and strong, high quality loan growth enabled us to expand net interest margin to 3.83% for the year ended December 31, 2024 from 3.78% during the year ended December 31, 2023. This is no small achievement given the uncertainty regarding interest rate and economic policy that characterized much of the year.
Our Wealth Management business also maintained its consistent performance, contributing $3.3 million of trust and investment advisory income for the quarter, a $470 thousand, or 16.7%, increase over the same period last year.  We have always viewed this division as an essential component of our business bank model, offering financial, advisory, estate and planning services for business customers and their families.  Since inception, these services have allowed us to expand and retain our customer relationships, new and current, and increase overall customer satisfaction. As successful as this initiative has been, we saw an opportunity to leverage its success further through the promotion of David Dineen.  David has been tasked with further aligning and expanding the capabilities of the Bank with the needs of our customers and we are very excited by its prospects.
We have worked hard to deliver strong, consistent results, despite occasional challenges, and it is exciting to see the market recognize our efforts. This resulted in favorable stock price performance during the year that supported a 2-for-1 stock split in Q4, improving liquidity for shareholders. We always seek opportunities that benefit stakeholders, whether customers, shareholders or employees, and it is rewarding to achieve and implement them.
As we end the year with another solid quarter, I want to again thank our employees for their hard work and dedication, our customers for their trust and business, and our investors for their continued confidence and support.”
Fourth Quarter and Fiscal Year 2024 Financial Review
Net Income
Net income for the fourth quarter of 2024 was $7.2 million, a decrease of $960 thousand, or 11.8%, from net income of $8.1 million for the fourth quarter of 2023. The decrease was primarily the result of increased non-interest expense over the same quarter last year.  Net income for the twelve months ended December 31, 2024 was $27.9 million, as compared to $29.5 million for the same period in 2023.  The decrease similarly reflected increased non-interest expense during the twelve months of 2024 over the same period in 2023.

Net Interest Income
For the three months ended December 31, 2024, net interest income rose $929 thousand, or 4.2%, to $23.1 million, versus $22.2 million during the same period last year. The increase was driven primarily by a $1.4 million increase in interest and fees on loans during the current period.  For the twelve months ended December 31, 2024, net interest income reached $91.8 million, representing an increase of $3.4 million, or 3.8%, over the twelve months ended December 31, 2023.
Total interest income rose $639 thousand, or 2.0%, to $32.2 million for the three months ended December 31, 2024, compared to $31.6 million for the three months ended December 31, 2023.  The increase reflected a 5.4% growth in interest and fees associated with loans and a 3.2% increase in interest income from tax-exempt investment securities.  For the twelve months ended December 31, 2024, total interest income rose $9.5 million, or 8.0%, to $127.2 million as compared to $117.8 million for the twelve months ended December 31, 2023.
Total interest expense decreased $290 thousand during the fourth quarter of 2024, to $9.1 million, as compared to $9.4 million during the fourth quarter of 2023.  The decrease represented the combined effect of management focus on low-cost deposits and a decrease in costs associated with brokered deposits and borrowed funds utilized as alternate sources of funding.  Interest expense associated with Time Deposits, mainly brokered, decreased to $1.7 million during the fourth quarter of 2024 as compared to $2.5 million during the fourth quarter of 2023.  Interest expense associated with FHLB advances drawn and other borrowings during the quarter totaled $1.9 million, as compared to $2.6 million during the fourth quarter of 2023.  During the twelve months ended December 31, 2024, total interest expense rose $6.1 million, to $35.5 million, as compared to $29.4 million for the same period last year.
Provision for Credit Losses
As of January 1, 2023, the Company adopted the current expected credit losses methodology (“CECL”) accounting standard, which includes loans individually evaluated, as well as loans evaluated on a pooled basis to assess the adequacy of the allowance for credit losses. The Bank seeks to estimate lifetime losses in its loan and investment portfolio using discounted cash flows and supplemental qualitative considerations, including relevant economic considerations, portfolio concentrations, and other external factors, as well as evaluation of investment securities held by the Bank.
The Company recognized net recovery within its provision for credit losses of $51 thousand for the three months ended December 31, 2024, as compared to a $462 thousand charge for the three months ended December 31, 2023.  This recovery was due primarily to slower loan growth during the 2024 fourth quarter combined with the composition of loans closed during the quarter.  The allowance for credit losses to total loans was 1.44% as of December 31, 2024 and 2023.  For the twelve months ended December 31, 2024, the provision for credit losses totaled $7.7 million as compared to $7.9 million for the twelve months ended December 31, 2023.  No reserves for investment securities were recorded during 2024.

Non-Interest Income
Non-interest income rose $562 thousand, or 15.0%, to $4.3 million for the three months ended December 31, 2024, compared to $3.7 million for the three months ended December 31, 2023.  This growth was due to increased fee income within several of the Company’s fee income categories, including investment advisory income, trust income, and service charges on deposit accounts.  For the twelve months ended December 31, 2024, non-interest income increased $2.6 million, to $16.0 million, as compared to $13.4 million for the twelve months ended December 31, 2023.
Non-Interest Expense
Non-interest expense was $18.5 million for the fourth quarter of 2024, reflecting an increase of $3.7 million, or 25.4%, as compared to $14.7 million for the same period in 2023.  The increase in non-interest expense consisted primarily of increases in compensation costs, technology charges, and professional fees  as well as the recognition of increased costs associated with the nonperforming loan participation and certain costs related to a fraudulent incident within one of our branches.  As a result, our efficiency ratio increased to 67.4% for the three months ended December 31, 2024, from 56.9% for the same period in 2023.   For the twelve months ended December 31, 2024, our efficiency ratio increased to 60.5% from 55.8% for the same period in 2023.  Non-interest expense for the twelve months ended December 31, 2024 reached $65.2 million, reflecting an $8.4 million increase over non-interest expense of $56.8 million for the twelve months ended December 31, 2023.
Income Tax Expense
Provision for income taxes for the three months ended December 31, 2024 was $1.8 million, as compared to $2.6 million for the same period in 2023.  For the twelve months ended December 31, 2024, the provision for income taxes was $6.9 million, as compared to $7.7 million for the twelve months ended December 31, 2023.  The decrease for both 2024 periods was due to lower income before income taxes.  Our effective tax rate for the three-month period ended December 31, 2024 was 20.1%, as compared to 24.1% for the same period in 2023.  Our effective tax rate for the twelve-month period ended December 31, 2024 was 19.9%, as compared to 20.6% for the same period in 2023.

Financial Condition
Total consolidated assets increased $24.5 million, or approximately 1.0%, to $2.5 billion at December 31, 2024. The stability of the balance sheet reflects loan growth and continued increases in deposits and cash, as well as paydowns of borrowings during the current twelve-month period.
Total cash and due from banks increased from $147.4 million at December 31, 2023, to $150.3 million at December 31, 2024, an increase of approximately $3.0 million, or 2.0%. This slight increase resulted primarily from increases in deposit balances and managed loan growth which elevated cash levels while reducing short-term borrowings.
Total investment securities decreased $51.0 million, or 10.1%, from $504.5 million at December 31, 2023 to $453.5 million at December 31, 2024.  The decrease continues to be driven primarily by investment maturities and paydowns during the twelve months of 2024.
Total loans increased $68.7 million, or 3.9%, from $1.7 billion at December 31, 2023 to $1.8 billion at December 31, 2024.  The increase was primarily driven by an increase of $102.7 million related to commercial real estate loans as well as a $3.8 million increase in home equity loans offset by decreases in all other loan categories during 2024.
Total deposits increased $114.6 million, reaching $2.2 billion at December 31, 2024, from $2.0 billion at December 31, 2023. This increase was due primarily to $94.1 million of growth in money market accounts, $26.2 million increase in interest bearing demand accounts, and $42.9 million increase in savings accounts.  The increases in deposit accounts were offset by a $48.1 million decrease in noninterest-bearing demand accounts and relatively stable balances in certificates of deposit, mainly associated with brokered deposits utilized by the Bank for short term funding purposes.  Deposit composition at December 31, 2024 included 45.6% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remained stable and represented approximately 39% of total deposits at December 31 2024, as compared to 37% of total deposits at December 31, 2023.
FHLBNY short-term borrowings decreased by $111.0 million, or 49.4%, to $113.5 million as of December 31, 2024, as compared to $224.5 million at December 31, 2023. The decrease in borrowings was driven by increased deposits which outpaced loan growth in 2024 and allowed for paydowns of borrowings while maintaining adequate levels of cash at December 31, 2024.  The decrease in borrowings reflects a strategic focus on actively managing liquidity sources and pursuing opportunities to reduce funding costs.
Stockholders’ equity increased approximately $20.2 million during the year ended 2024, reaching $185.5 million at December 31, 2024 from $165.4 million at December 31, 2023.  The increase was due primarily to $27.9 million of net income during the twelve months of 2024, partially reduced by dividends and an increase in unrealized losses of approximately $3.6 million, net of taxes, mainly related to the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss).
At December 31, 2024, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 10.23%, both common equity and Tier 1 capital to risk weighted assets were 14.12%, and total capital to risk weighted assets was 15.37%.

Wealth Management
At December 31, 2024, our Wealth Management Division, which includes trust and investment advisory, held $1.8 billion in assets under management or advisory, as compared to $1.6 billion at December 31, 2023, a 12.9% increase.  Trust and investment advisory income for the year ended December 31, 2024 reached $12.2 million, representing an increase of 18.5%, or $1.9 million, as compared to $10.3 million for the year ended December 31, 2023.

The breakdown of trust and investment advisory assets as of December 31, 2024 and December 31, 2023, respectively, is as follows:

ORANGE COUNTY BANCORP, INC.
SUMMARY OF AUM/AUA
(UNAUDITED)
(Dollar Amounts in thousands)
	At December 31, 2024		At December 31, 2023
	Amount	Percent	Amount	Percent
Investment Assets Under Management & Advisory	$ 1,105,143	61.99%	$ 909,384	57.56%
Trust Asset Under Administration & Management	677,723	38.01%	670,515	42.44%
Total	$ 1,782,866	100.00%	$ 1,579,899	100.00%

Loan Quality
At December 31, 2024, the Bank had total non-performing loans of $6.3 million, or 0.35% of total loans.  Total non-accrual loans represented approximately $6.3 million of loans as of December 31, 2024, compared to $4.4 million at December 31, 2023.  The increase was primarily the result of one commercial real estate participation loan which remains non-performing and in non-accrual status at year end.

Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of December 31, 2024, the Bank’s cash and due from banks totaled $150.3 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of December 31, 2024, the Bank’s investment in securities available for sale was $453.5 million, of which $104.7 million was not pledged as collateral or specifically designated to any borrowings.  Additionally, as of December 31, 2024, the Bank’s overnight advance line capacity at the FHLBNY was $512.2 million, of which $101.0 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances.  As of December 31, 2024, the Bank’s unused borrowing capacity at the FHLBNY was $398.7 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve.  At December 31, 2024, the Bank was not utilizing any available funding from the Federal Reserve.
The Bank also considers brokered deposits an element of its deposit strategy.  As of December 31, 2024, the Bank had brokered deposit arrangements with various terms totaling approximately $180.0 million.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	December 31, 2024	December 31, 2023
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 185,531	$ 165,376
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(821)	(1,107)
Tangible common equity	$ 179,351	$ 158,910
Common shares outstanding	11,350,158	11,302,622
Book value per common share	$ 16.35	$ 14.63
Tangible book value per common share	$ 15.80	$ 14.06

Tangible Assets
Total assets	$ 2,509,927	$ 2,485,468
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(821)	(1,107)
Tangible assets	$ 2,503,747	$ 2,479,002
Tangible common equity to tangible assets	7.16%	6.41%

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.5 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	December 31, 2024	December 31, 2023

ASSETS

Cash and due from banks	$ 150,334	$ 147,383
Investment securities - available-for-sale	443,775	489,948
(Amortized cost $519,567 at December 31, 2024 and $560,994 at December 31, 2023)
Restricted investment in bank stocks	9,716	14,525
Loans	1,815,751	1,747,062
Allowance for credit losses	(26,077)	(25,182)
Loans, net	1,789,674	1,721,880

Premises and equipment, net	15,808	16,160
Accrued interest receivable	6,680	5,934
Bank owned life insurance	42,257	41,447
Goodwill	5,359	5,359
Intangible assets	821	1,107
Other assets	45,503	41,725

TOTAL ASSETS	$ 2,509,927	$ 2,485,468

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 651,135	$ 699,203
Interest bearing	1,502,224	1,339,546
Total deposits	2,153,359	2,038,749

FHLB advances, short term	113,500	224,500
FHLB advances, long term	10,000	10,000
Subordinated notes, net of issuance costs	19,591	19,520
Accrued expenses and other liabilities	27,946	27,323

TOTAL LIABILITIES	2,324,396	2,320,092

STOCKHOLDERS' EQUITY

Common stock, $0.25 par value; 30,000,000 shares authorized;
11,366,608 issued; 11,350,158 and 11,302,622 outstanding,
at December 31, 2024 and December 31, 2023, respectively	2,842	2,842
Surplus	120,896	120,392
Retained Earnings	129,919	107,361
Accumulated other comprehensive income (loss), net of taxes	(67,751)	(64,108)
Treasury stock, at cost; 16,450 and 63,986 shares at December 31,
2024 and December 31, 2023, respectively	(375)	(1,111)
TOTAL STOCKHOLDERS' EQUITY	185,531	165,376

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,509,927	$ 2,485,468

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	For Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
INTEREST INCOME
Interest and fees on loans	$ 27,263	$ 25,866	106,030	$ 96,264
Interest on investment securities:
Taxable	2,696	3,153	11,672	12,723
Tax exempt	582	564	2,304	2,285
Interest on Federal funds sold and other	1,665	1,984	7,221	6,498

TOTAL INTEREST INCOME	32,206	31,567	127,227	117,770

INTEREST EXPENSE
Savings and NOW accounts	5,308	4,045	20,475	13,126
Time deposits	1,658	2,500	7,399	6,393
FHLB advances and borrowings	1,932	2,643	6,666	8,938
Subordinated notes	230	230	921	922
TOTAL INTEREST EXPENSE	9,128	9,418	35,461	29,379

NET INTEREST INCOME	23,078	22,149	91,766	88,391

Provision for credit losses	(51)	462	7,710	7,868
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	23,129	21,687	84,056	80,523

NONINTEREST INCOME
Service charges on deposit accounts	278	221	1,015	809
Trust income	1,511	1,391	5,511	5,098
Investment advisory income	1,772	1,422	6,738	5,241
Investment securities gains(losses)	-	-	-	107
Earnings on bank owned life insurance	264	259	815	984
Other	480	450	1,893	1,180
TOTAL NONINTEREST INCOME	4,305	3,743	15,972	13,419

NONINTEREST EXPENSE
Salaries	7,177	6,141	27,475	24,747
Employee benefits	2,243	2,080	8,938	7,439
Occupancy expense	1,243	1,147	4,790	4,761
Professional fees	1,601	1,241	5,931	4,753
Directors' fees and expenses	272	769	1,053	1,451
Computer software expense	1,761	1,336	5,952	5,050
FDIC assessment	330	380	1,308	1,403
Advertising expenses	409	583	1,575	1,657
Advisor expenses related to trust income	18	31	113	120
Telephone expenses	181	178	746	712
Intangible amortization	72	72	286	285
Other	3,159	770	7,043	4,415
TOTAL NONINTEREST EXPENSE	18,466	14,728	65,210	56,793

Income before income taxes	8,968	10,702	34,818	37,149

Provision for income taxes	1,804	2,578	6,935	7,671
NET INCOME	$ 7,164	$ 8,124	27,883	$ 29,478

Basic and diluted earnings per share	$ 0.63	$ 0.72	$ 2.47	$ 2.62

Weighted average shares outstanding	11,322,045	11,264,908	11,303,118	11,258,300

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended December 31,
	2024			2023
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,813,263	$ 27,261	5.96%	$ 1,725,560	$ 25,863	5.95%
PPP Loans	174	2	4.56%	222	3	5.36%
Investment securities	456,552	3,207	2.79%	471,955	3,480	2.93%
Due from banks	143,908	1,665	4.59%	149,312	1,984	5.27%
Other	9,033	71	3.12%	12,432	237	7.56%
Total interest earning assets	2,422,930	32,206	5.27%	2,359,481	31,567	5.31%
Non-interest earning assets	94,263			98,224
Total assets	$ 2,517,193			$ 2,457,705

Liabilities and equity:
Interest-bearing demand accounts	$ 339,233	$ 402	0.47%	$ 314,008	$ 409	0.52%
Money market accounts	698,335	3,967	2.25%	600,451	2,958	1.95%
Savings accounts	269,244	939	1.38%	228,078	678	1.18%
Certificates of deposit	162,610	1,658	4.05%	217,137	2,500	4.57%
Total interest-bearing deposits	1,469,422	6,966	1.88%	1,359,674	6,545	1.91%
FHLB Advances and other borrowings	132,908	1,932	5.77%	187,989	2,643	5.58%
Subordinated notes	19,579	230	4.66%	19,508	230	4.68%
Total interest bearing liabilities	1,621,909	9,128	2.23%	1,567,171	9,418	2.38%
Non-interest bearing demand accounts	679,727			719,535
Other non-interest bearing liabilities	25,664			24,376
Total liabilities	2,327,300			2,311,082
Total shareholders' equity	189,893			146,623
Total liabilities and shareholders' equity	$ 2,517,193			$ 2,457,705

Net interest income		$ 23,078			$ 22,149
Interest rate spread [1]			3.04%			2.92%
Net interest margin [2]			3.78%			3.72%
Average interest earning assets to interest-bearing liabilities	149.4%			150.6%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Twelve Months Ended December 31,
	2024			2023
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,760,057	$ 106,022	6.01%	$ 1,683,232	$ 96,236	5.72%
PPP Loans	192	8	4.16%	1,133	28	2.47%
Investment securities	467,145	13,255	2.83%	503,410	14,055	2.79%
Due from banks	153,634	7,221	4.69%	142,003	6,498	4.58%
Other	8,218	721	8.75%	11,561	953	8.24%
Total interest earning assets	2,389,246	127,227	5.31%	2,341,339	117,770	5.03%
Non-interest earning assets	95,597			96,259
Total assets	$ 2,484,843			$ 2,437,598

Liabilities and equity:
Interest-bearing demand accounts	$ 366,103	$ 1,751	0.48%	$ 331,056	$ 1,284	0.39%
Money market accounts	670,231	15,199	2.26%	617,345	9,429	1.53%
Savings accounts	254,098	3,525	1.38%	245,663	2,413	0.98%
Certificates of deposit	168,202	7,399	4.39%	165,239	6,393	3.87%
Total interest-bearing deposits	1,458,634	27,874	1.91%	1,359,303	19,519	1.44%
FHLB Advances and other borrowings	126,149	6,666	5.27%	170,371	8,938	5.25%
Subordinated notes	19,553	921	4.70%	19,481	922	4.73%
Total interest bearing liabilities	1,604,336	35,461	2.20%	1,549,155	29,379	1.90%
Non-interest bearing demand accounts	675,983			717,689
Other non-interest bearing liabilities	26,440			23,338
Total liabilities	2,306,759			2,290,182
Total shareholders' equity	178,084			147,416
Total liabilities and shareholders' equity	$ 2,484,843			$ 2,437,598

Net interest income		$ 91,766			$ 88,391
Interest rate spread [1]			3.11%			3.13%
Net interest margin [2]			3.83%			3.78%
Average interest earning assets to interest-bearing liabilities	148.9%			151.1%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Performance Ratios:
Return on average assets (1)	1.14%	1.32%	1.12%	1.21%
Return on average equity (1)	15.09%	22.16%	15.66%	20.00%
Interest rate spread (2)	3.04%	2.92%	3.11%	3.13%
Net interest margin (3)	3.78%	3.72%	3.83%	3.78%
Dividend payout ratio (4)	19.76%	15.95%	19.05%	17.56%
Non-interest income to average total assets	0.68%	0.61%	0.64%	0.55%
Non-interest expenses to average total assets	2.93%	2.40%	2.62%	2.33%
Average interest-earning assets to average interest-bearing liabilities	149.39%	150.56%	148.92%	151.14%

	At	At
	December 31, 2024	December 31, 2023
Asset Quality Ratios:
Non-performing assets to total assets	0.25%	0.18%
Non-performing loans to total loans	0.35%	0.25%
Allowance for credit losses to non-performing loans	413.99%	568.83%
Allowance for credit losses to total loans	1.44%	1.44%

Capital Ratios (5):
Total capital (to risk-weighted assets)	15.37%	14.16%
Tier 1 capital (to risk-weighted assets)	14.12%	12.91%
Common equity tier 1 capital (to risk-weighted assets)	14.12%	12.91%
Tier 1 capital (to average assets)	10.23%	9.42%

Notes:
(1)	Annualized for the three and twelve month periods ended December 31, 2024 and 2023, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Interest income	$ 32,206	$ 31,567	$ 127,227	$ 117,770
Interest expense	9,128	9,418	35,461	29,379
Net interest income	23,078	22,149	91,766	88,391
Provision for credit losses	(51)	462	7,710	7,868
Net interest income after provision for credit losses	23,129	21,687	84,056	80,523
Noninterest income	4,305	3,743	15,972	13,419
Noninterest expenses	18,466	14,728	65,210	56,793
Income before income taxes	8,968	10,702	34,818	37,149
Provision for income taxes	1,804	2,578	6,935	7,671
Net income	$ 7,164	$ 8,124	$ 27,883	$ 29,478

Basic and diluted earnings per share	$ 0.63	$ 0.72	$ 2.47	$ 2.62
Weighted average common shares outstanding	11,322,045	11,264,908	11,303,118	11,258,300

	At	At
	December 31, 2024	December 31, 2023
Book value per share	$ 16.35	$ 14.63
Net tangible book value per share (1)	$ 15.80	$ 14.06
Outstanding common shares	11,350,158	11,302,622

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $821, and $1,107 in other intangible assets for December 31, 2024 and December 31, 2023, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At December 31, 2024		At December 31, 2023
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 251,313	13.84%	$ 273,562	15.66%
Commercial real estate	1,362,054	75.01%	1,259,356	72.08%
Commercial real estate construction	80,993	4.46%	85,725	4.91%
Residential real estate	74,973	4.13%	78,321	4.48%
Home equity	17,365	0.96%	13,546	0.78%
Consumer	29,053	1.60%	36,552	2.09%
Total loans	1,815,751	100.00%	1,747,062	100.00%
Allowance for loan losses	26,077		25,182
Total loans, net	$ 1,789,674		$ 1,721,880

(a) - Includes PPP loans of:	$ 170		$ 215

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At December 31, 2024			At December 31, 2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 651,135	30.24%	0.00%	$ 699,203	34.30%	0.00%
Interest bearing demand accounts	331,115	15.38%	0.42%	304,892	14.95%	0.49%
Money market accounts	679,082	31.54%	2.15%	584,976	28.69%	2.04%
Savings accounts	271,014	12.59%	1.25%	228,161	11.19%	1.19%
Certificates of Deposit	221,013	10.26%	3.97%	221,517	10.87%	4.57%
Total	$ 2,153,359	100.00%	1.31%	$ 2,038,749	100.00%	1.29%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	December 31, 2024	December 31, 2023

Non-accrual loans:
Commercial and industrial	$ 293	$ 556
Commercial real estate	6,000	2,692
Commercial real estate construction	—	—
Residential real estate	6	1,179
Home equity	—	—
Consumer	—	—
Total non-accrual loans	6,299	4,427
Accruing loans 90 days or more past due:
Commercial and industrial	—	—
Commercial real estate	—	—
Commercial real estate construction	—	—
Residential real estate	—	—
Home equity	—	—
Consumer	—	—
Total loans 90 days or more past due	—	—
Total non-performing loans	6,299	4,427
Other real estate owned	—	—
Other non-performing assets	—	—
Total non-performing assets	$ 6,299	$ 4,427

Ratios:
Total non-performing loans to total loans	0.35%	0.25%
Total non-performing loans to total assets	0.25%	0.18%
Total non-performing assets to total assets	0.25%	0.18%